Exhibit 99.4

CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated March 12, 2006, to the Board of Directors of The McClatchy Company (“McClatchy”) as Annex B to the prospectus/proxy statement/information statement included in Amendment No. 1 to the Registration Statement of McClatchy on Form S-4 (the “Registration Statement”) relating to the proposed merger involving McClatchy and Knight-Ridder, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY OF THE MERGER—Opinions of Financial Advisors,” “THE MERGER—Background of the Merger,” “THE MERGER—Consideration of the Merger by the McClatchy Board of Directors” and “THE MERGER—Opinion of McClatchy Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

/s/ David L. Weil

Date: May 8, 2006